EXHIBIT 10.1

LOAN MODIFICATION AGREEMENT

This LOAN MODIFICATION AGREEMENT (hereinafter, this “Agreement”) is made this 29th day of September, 2021, by and among EMPIRE NEW MEXICO LLC, a Delaware limited liability company d/b/a Green Tree New Mexico (“Company”), Empire Petroleum Corporation, a Delaware corporation (“Parent”), and ENERGY EVOLUTION MASTER FUND, LTD., a Cayman Islands exempted company (“Investor”). Each of Company, Parent and Investor is referred to herein as a “Party” or, collectively, as the “Parties.” Capitalized terms utilized but not defined herein shall have the meaning ascribed to them in the Empire New Mexico LLC Senior Secured Convertible Note Due December 31, 2021, between Company, Parent and Investor dated May 14, 2021 (the “Note”).

Recitals

Whereas, Company, Parent and Investor entered into certain loan arrangements evidenced by, among other things, the Note, the Security Agreement (defined below), and that certain Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement between Company and Investor with an effective date of May 14, 2021 (the “Mortgage,” and collectively, together with the Note the Security Agreement, and all other documents, instruments, and agreements executed in connection herewith related hereto, the “Loan Documents”);

Whereas, Parent and Company must reduce their consolidated Debt obligations in order for Parent to meet the requirements to be listed on a recognized securities exchange;

Whereas, Parent is making arrangements to convert the balance of all unsecured convertible notes issued by Company (the “Unsecured Convertible Debt”) into equity of Parent, or payoff the balance of any Unsecured Convertible Debt prior to the Loan Settlement Date;

Whereas, Company and Parent (hereinafter, collectively, “Obligors”) have requested that Investor, among other things, extend the Maturity Date under the Note until June 30, 2023, immediately convert the Maximum Convertible Amount under the Note, and waive Investor’s right to a downward adjustment of the Conversion Price;

Whereas, if Investor exercised its rights to adjust the Conversion Price down from $1.25/share to $1.00/share under Section 14 of the Note, Investor would receive approximately 1,300,000 additional shares of Parent’s Common Stock at no additional cost when it converted the Maximum Convertible Amount; and

Whereas, despite the delay in receiving a return of principal and the lost benefit of receiving an additional 1,300,000 million shares of Common Stock at no additional cost, Investor is willing to modify the Note on the terms and conditions expressly set forth herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Obligors and Investor as follows:

Acknowledgment of Indebtedness

1.        Obligors and Investor each hereby acknowledge and agree that, in accordance with the terms and conditions of the Loan Documents, that:

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a.                The payment to be made on September 30, 2021 (the “Loan Settlement Date”) for all accrued and unpaid interest on the Note is $119,009.01.

b.                The principal balance on the Note on the Loan Settlement Date, after the preceding interest payment is $12,215,353.10.

Hereinafter, all amounts set forth in this Paragraph 1 and all other amounts owed under this Agreement and/or the other Loan Documents shall be referred to, collectively, as the “Obligations”.

No Offsets, Credits or Reductions

2.        Each of Obligors hereby acknowledges and agrees that it has no offsets, credits or other basis to claim any existing or past basis to reduce the amount of the Obligations as stated in Paragraph 1.

Ratification of Loan Documents; Cross-Collateralization;

Cross-Guaranty; Cross-Default; Further Assurances

3.	Obligors:

a.                Hereby acknowledge and agree that this Agreement, once executed shall constitute one of the Loan Documents for all purposes;

b.               Hereby ratify, confirm, and reaffirm all and singular the terms and conditions of the Loan Documents as amended pursuant to this Agreement. Obligors further acknowledge and agree that except as specifically modified in this Agreement, all terms and conditions of the Loan Documents shall remain in full force and effect;

c.              Hereby ratify, confirm, and reaffirm that (i) the obligations secured by the Loan Documents (as now modified) include, without limitation, the Obligations, and any future modifications, amendments, substitutions, or renewals thereof, (ii) all collateral, whether now existing or hereafter acquired, granted to Investor pursuant to the Loan Documents, or otherwise, shall secure all of the Obligations until the full, final, and indefeasible payment and/or satisfaction of all Obligations, and (iii) the occurrence of an Event of Default under any Loan Document, shall constitute an Event of Default under all of the Loan Documents, it being the express intent of the Company that all of the Obligations be fully cross-collateralized and cross-defaulted; and

d.                Shall, from and after the execution of this Agreement, execute and deliver to Investor whatever additional documents, instruments, and agreements that Investor may reasonably require in order to correct any document deficiencies, or to vest or perfect the Loan Documents and the collateral granted therein more securely in Investor and/or to otherwise give effect to the terms and conditions of this Agreement and the other Modification Documents.

Conditions Precedent

4.        Investor’s agreements, as contemplated herein, shall not be effective unless and until each of the following conditions precedent have been fulfilled by September 30, 2021, all as determined by Investor in its reasonable discretion:

a.                Company shall have paid to Investor and Investor shall have received all accrued and unpaid interest under the Note on the Loan Settlement Date as set forth in Paragraph 1 above, which shall be paid as an interest conversion in accordance with the provisions Section 5(b) of the Note, as amended hereby.

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b.              Company shall have amended its Company Agreement to authorize its Member to pledge, transfer and/or assign all of Parent’s equity interest in Company, including the economic rights, the control rights, and status as a full member of the Company as security for the Obligations pursuant to the Security Agreement;

c.                Parent shall have (1) executed a Pledge and Security Agreement in form and substance satisfactory to Investor (the “Security Agreement”) granting Investor a first priority perfected security interest in Parent’s membership interest in Company, including all economic and control rights and status as a full member of the Company, as security for the Obligations, (2) delivered physical possession of Parent’s certificate of membership interest or such other documents, if any, evidencing Parent’s membership interest in Company to Investor to prefect Investor’s interest therein, and/or (3) taken all such other actions as may be required by Investor to confirm Investor’s first priority lien on and security interest in Parent’s membership interest in Company;

d.                Obligors shall have taken all steps necessary to convert $6,500,000.00 of the balance of the Note at a Conversion Price of $1.25/share (pursuant to the amendment below), the corresponding reduction of the balance on the Note to be effective as of the Loan Settlement Date;

e.              All action on the part of Obligors necessary for the valid execution, delivery, and performance by Obligors of this Agreement and the Security Agreement shall have been duly and effectively taken and evidence thereof satisfactory to Investor shall have been provided to Investor (including, without limitation, (i)  current certificates of good standing for Obligors from the state where each Obligor is formed; and (ii) copies of the resolutions authorizing Obligors to enter into this Agreement and the Security Agreement and certification of each Obligor’s Secretary that such Resolutions have been adopted and remain in effect);

f.                 Obligors shall have taken all other actions and complied with all other covenants required under this Loan Modification; and

g.                This Agreement shall have been executed and delivered by each of the Parties and shall be in full force and effect.

Modifications to Loan Documents

5.        Investor will notify Obligors in writing on the date on which the conditions precedent set forth in Paragraph 4 have been satisfied (the “Effective Date”). From and after the Effective Date, the Note is hereby deemed modified as follows:

a.                Maturity Date. The Maturity Date of the Note shall be extended from December 31, 2021 to June 30, 2023.

b.                Conversion Price. The definition of “Conversion Price” shall be amended by deleting it in its entirety and replacing it with the following, “‘Conversion Price’ means $1.25 per share, subject to adjustment from time to time in accordance with Section 10 and Section 11.”

c.                Maximum Convertible Amount. The definition of “Maximum Convertible Amount” shall be amended to add the words “and unpaid interest” so that the language after the last close parenthesis will read “…together with any accrued and unpaid interest hereunder at such time, subject to adjustment from time to time in accordance with Section 13.” For the avoidance of doubt, this definition only applies in connection with conversion of principal amount of the Note prior to Maturity and is not applicable to Quarterly Interest Payments under Section 5(b) of the Note or to Maturity Conversion under Section 5(c) of the Note.

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d.                Underlying Shares. The definition of “Underlying Shares” shall be amended to add the following language after the final word but before the period, “or in satisfaction of Quarterly Interest Payments.”

e.                New Definitions. The following definitions shall be added to Section 1:

i.	“Event of Default” has the meaning given to it in the Mortgage, provided that this Loan Modification Agreement shall also be understood to be a “Loan Document” as that term is utilized in the Mortgage.

ii.	“Interest Conversion Price” means (a) $1.25 per share prior to the 4 to 1 reverse stock split to be authorized upon filing of the Amended and Restated Certificate of Incorporation approved by the Board and shareholders of Parent on or about August 27, 2021 and August 31, 2021, respectively, (the “Stock Split”) and (b) $5.00 per share after the Stock Split, subject to adjustment from time to time in each case in accordance with Section 10 and Section 11 in the same manner as the Conversion Price; provided however, that the Stock Split shall not result in any adjustment under Section 10(a).

iii.	“Loan Modification” means that Loan Modification Agreement between Investor, on the one hand, and Company and Parent, on the other hand, dated September 29, 2021.

iv.	“Maturity Conversion Price” means $8.00 per share after the Stock Split (provided that if for any reason the Stock Split does not occur or until it occurs, Maturity Conversion Price shall mean $2.00 per share), subject to adjustment from time to time in each case in accordance with Section 10 and Section 11; provided however, that the Stock Split shall not result in any adjustment under Section 10(a).

v.	“Mortgage” means that certain Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement between Company and Investor with an effective date of May 14, 2021.

vi.	“Security Agreement” the Pledge and Security Agreement between Investor and Parent, dated September 30, 2021.

f.                 Interest. Section 2 of the Note shall be amended to delete the final sentence and replace it with the following, “Company shall pay all accrued and unpaid interest in arrears (each, a “Quarterly Interest Payment”) on the first day of each calendar quarter (beginning on October 1, 2021) (each, an “Interest Due Date”) and calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date and be compounded monthly on the first day of each calendar month. For the sake of clarity, the Quarterly Interest Payment shall be the payment necessary to return the principal balance as of the preceding Interest Due Date less the aggregate principal amount of all prepayment of principal of this Note approved by Investor, if any, since the preceding Interest Due Date, and a final Quarterly Interest Payment shall be made on the Maturity Date. Each Quarterly Interest Payment shall be payable to Investor in shares of Common Stock or, at Investor’s option in cash, in accordance with Section 5(b).

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g.                Conversion. Section 5 of the Note shall be amended to so that the current text shall become a new subsection 5(a) subtitled “Pre-Maturity Date Conversion,” and new subsections 5(b) and (c) shall be added as follows:

(b)	Interest Payment in Shares or Cash. Each Quarterly Interest Payment shall be payable in shares of Common Stock converted at the Interest Conversion Price on the applicable Interest Due Date, unless Investor provides Company with a written election at least 3 days before the Interest Due Date to have such Quarterly Interest Payment made in cash or cash equivalent, in which case, such Quarterly Interest Payment shall be paid in cash or cash equivalent on the applicable Interest Due Date.

(c)	Maturity Conversion. Investor may elect to collect the full and final balance due and outstanding on the Note, including all accrued and unpaid interest thereon, on the Maturity Date (i) in cash, or (ii) by converting all or any portion of such outstanding balance into shares of Common Stock at the Maturity Conversion Price (as “Maturity Conversion”). Investor may elect a Maturity Conversion by delivering to Company a Conversion Notice and Conversion Schedule at least 14 days prior to the Maturity Date. Upon the timely delivery of the Conversion Notice and Conversion Schedule, the Maturity Conversion shall be completed in the same manner and under the same terms as a conversion prior to the Maturity Date under Section 5(a).

h.                Debt. The first sentence of Section 7(b) shall be deleted in its entirety and replaced with the following, “Until all amounts due under the Note have been paid in full Company and Parent will not, directly or indirectly, enter into, create, incur, assume, or suffer to exist any Debt, mortgage, lien, security interest or other encumbrance of any kind, on or with respect to any of Company’s property or assets (including Parent’s equity interest in Company) now owned or hereafter acquired or any interest therein or income or profits therefrom, without first obtaining Investor’s express written consent, which shall be at Investor’s sole discretion.”

i.                 Certain Adjustments. Section 10 of the Note shall be amended to delete the first sentence.

j.                 Prepayment. Section 12 of the Note shall be deleted in its entirety and replaced with the following, “The Note may not be prepaid except with the consent of Investor, to be granted in Investor’s sole and absolute discretion.”

k.                Registration Statement. Section 13 of the Note shall be deleted and replaced in its entirety by the following:

The Parent shall use commercially reasonable best efforts to cause a registration statement on Form S-3 to be filed with the Securities Exchange Commission by the sooner of 10 days after FINRA approval of the actions set forth in Section 6(e) of the Loan Modification or October 30, 2021 for the Common Stock and the Common Stock underlying warrants issued by the Parent prior to April 1, 2021 and the unsecured convertible notes issued by Company, with sale rights being allocated between the holders thereof by the Parent’s board of directors, it being understood that additional Form S-3 filings will be necessary to sell the unallocated Common Stock and the Common Stock underlying warrants.

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l.                 Events of Default. Section 14 of the Note shall be deleted and replaced in its entirety by a new section titled “Events of Default” to read as follows: “Upon the occurrence of an Event of Default, the outstanding principal amount of the Note and all accrued and unpaid interest thereon shall be immediately due and payable to Investor. Company waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest of this Note.”

Additional Covenants

6.	Obligors hereby agree to the following additional covenants:

a.              Green Tree Separation. Parent and Company shall cooperate and use commercially reasonable best efforts to separate Company from Parent as a separate, independent business from Company and analyze the most beneficial structure to spin-off, split-off or otherwise separate Company from Parent with the intended result that the shareholders of Parent shall, to extent practicable hold an equal proportionate interest in Company with the same rights, privileges and restrictions as the shareholders hold in Parent, consistent with Section 15(b)(ii) of Parent’s Amended and Restated Bylaws, to the reasonable satisfaction of Investor. The failure to complete the separation of Company from Parent on or before December 31, 2022 shall constitute an Event of Default, except to the extent such failure is (i) related to the action/inaction of Series A Directors (as defined in the Amended and Restated Bylaws), Investor and/or Phil Mulacek or (ii) due to an injunction, order, rule, or law restraining, enjoining, or otherwise prohibiting the consummation of such separation. In addition, upon completion of the covenants set forth in Section 6(e) and the issuance of Series A Voting Preferred Stock, this covenant shall be terminated and be of no further effect.

b.                No Amending Governing Documents. Company shall not amend its Certificate of Formation or its Limited Liability Company Agreement (“Company Agreement”) without Investor’s express consent (not to be unreasonably withheld), provided, that Investor shall not withhold consent of such changes as are reasonably necessary for Company to perform its obligations under Section 6(a).

c.              Investor Enforcement Expenses. Company shall reimburse Investor on demand for any and all costs, expenses and/or fees incurred by Investor (including attorneys’ fees and expenses) heretofore or hereafter incurred by Investor in connection with the protection, preservation, and enforcement by Investor of its rights and remedies under the Loan Documents. If Company fails to pay such reimbursement within 30 days of receiving Company’s demand then Investor may add them to the principal of the Note without further notice to or action against Company.

d.                Issue Warrant. As additional consideration for the agreements of Investor in this Agreement, on or before the Loan Settlement Date, Parent shall issue a warrant to Investor in the form attached hereto as Exhibit A for 500,000 shares of Common Stock at an exercise price of $5.00/share (assuming the effectiveness of the Stock Split) that may be exercised any time on or before December 31, 2023.

e.              Company Action. The full and final completion, approval, adoption and implementation of the following documents by the board of directors (the “Board”) and, where applicable the majority of all shareholders and/or the majority of the minority-shareholders of Parent, each as submitted to the Board on August 27, 2021, on or before the later of seven days after FINRA approval of such actions or November 1, 2021:

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i.	Certificate of Designation of Series A Voting Preferred Stock of Empire Petroleum Corporation shall be filed with the Delaware Secretary of State and the Series A Voting Preferred Stock shall be issued in accordance therewith;
ii.	Amended and Restated Certificate of Incorporation of Empire Petroleum Corporation shall be filed with the Delaware Secretary of State; and
iii.	Amended and Restated Bylaws of Empire Petroleum Corporation (a Delaware Corporation) shall have passed all required approvals and received all necessary consents to be effective an operating as the bylaws of Parent.

Representations, Warranties, and Covenants

7.	Obligors hereby represent, warrant, and covenant to Investor as follows:

a.                Company’s exact legal name is as shown in the preamble of this Agreement.

b.                Company is duly organized, validly existing, and in good standing under the laws of Delaware.

c.              Company is qualified to do business in every state in which the nature of its business conducted or the character of its property owned in such state would require such qualification, except where such failure to qualify would not result in a material adverse effect.

d.               The execution and delivery of this Agreement and the other Loan Documents by Obligors and the performance by Obligors of their respective obligations and agreements under this Agreement and the other Loan Documents are within the authority of Obligors, have been duly authorized by all necessary corporate or limited liability company proceedings on behalf of Obligors, and do not and will not contravene any provision of law, statute, rule or regulation to which Obligors (or any of them) are subject or, if applicable, Obligors’ charter, other organization papers, by-laws, or any stock provision or any amendment thereof or of any agreement or other instrument binding upon any of Obligors.

e.                This Agreement, the Security Agreement and the other Loan Documents constitute legal, valid, and binding obligations of Obligors, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

f.                 No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by Obligors of this Agreement, the Security Agreement or the other Loan Documents.

g.               Obligors have performed and complied in all material respects with all terms and conditions of the Loan Documents required to be performed or complied with by Obligors prior to or at the time hereof, and as of the date hereof, no Event of Default (as defined in the Mortgage) has occurred and is continuing.

h.                The representations and warranties contained in the Mortgage are true and correct as of the date hereof, except to the extent of changes resulting from transactions specifically contemplated or specifically permitted by this Agreement, the Security Agreement, or the other Loan Documents, changes which have been disclosed in writing to Investor on or prior to the date hereof, changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and excepting such representations and warranties that expressly relate only to an earlier date.

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i.                 Obligors have read and understand each of the terms and conditions of this Agreement and the other Loan Documents and that they are entering into this Agreement and the other Loan Documents freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of their own selection, and not in reliance upon any representations, warranties, or agreements made by Investor and not set forth in this Agreement or the other Loan Documents.

Waivers

8.        Jury Trial. Obligors and Investor hereby make the following waiver knowingly, voluntarily, and intentionally, and understand that the other, in entering into this Agreement, is relying on such a waiver: OBLIGORS AND INVESTOR EACH HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE OTHER BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST SUCH PARTY OR IN WHICH SUCH PARTY IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN OBLIGORS, OR ANY OTHER PERSON, AND INVESTOR.

Entire Agreement

9.       This Agreement shall be binding upon Obligors and Obligors’ respective employees, representatives, successors, and assigns, and shall inure to the benefit of Investor and Investor’s successors and assigns. This Agreement, the Security Agreement and the other Loan Documents incorporate all of the discussions and negotiations between Obligors and Investor, either express or implied, concerning the matters included herein and in such other documents, instruments, and agreements, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement, or any provision of any other document, instrument, or agreement between Obligors and Investor shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be Investor, then by a duly authorized officer thereof.

Construction of Agreement

10.     In connection with the interpretation of this Agreement and the Security Agreement:

a.                All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the Delaware.

b.                The captions of this Agreement are for convenience purposes only, and shall not be used in construing the intent of Investor and Obligors under this Agreement.

c.                Except as explicitly set forth herein and therein, this Agreement and the Security Agreement are not intended to, nor shall they be construed to, replace or supersede any prior amendments and/or modifications to the Loan Documents but are intended to be supplemental thereto. However, in the event of any express inconsistency between the provisions of this Agreement and the Security Agreement on the one hand and any other document, instrument, or agreement entered into by and between Investor and Obligors on the other, the provisions of this Agreement and the Security Agreement shall govern and control.

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d.                Investor and Obligors have prepared this Agreement and the Security Agreement with the aid and assistance of their respective counsel. Accordingly, all such documents shall be deemed to have been drafted jointly by Investor and Obligors and shall not be construed against either Investor or Obligors.

Miscellaneous

11.     If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement that can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

12.      This Agreement may be executed in multiple identical counterparts (including by facsimile or e-mail transmission of an adobe file format document (also known as a PDF file)), each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement. This Agreement will not be binding on or constitute evidence of a contract between the Parties hereto until such time as a counterpart has been executed by such Party and a copy thereof is delivered to each other party to this Agreement.

13.      No failure on the part of Investor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Investor’s rights and remedies provided herein and in any other instrument or document now or hereafter securing all or any part of the Obligations are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

[signature page follows]

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IN WITNESS WHEREOF, the duly authorized representatives of Investor, Company and Parent have executed this Agreement on this the day and year first above written.

COMPANY:

EMPIRE NEW MEXICO LLC, d/b/a GREEN TREE NEW MEXICO

By: /s/ Michael R. Morrisett

Michael R. Morrisett, President

Parent:

EMPIRE PETROLEUM CORPORATION

By: /s/ Michael R. Morrisett

Michael R. Morrisett, President

INVESTOR: ENERGY EVOLUTION MASTER FUND, LTD. By /s/ Sterling Mulacek Sterling Mulacek, Director

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